Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-270597, 333-239568, 333-254687 and 333-263631) and Form S-3 (No. 333-272713, 333-270604 and 333-257653) of Fusion Pharmaceuticals Inc. of our report dated March 20, 2024 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 20, 2024